FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports First Quarter 2016 Results

(April 15, 2016) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the first quarter of 2016 of $1,912,000, a $446,000, or 30.4% increase, over the $1,466,000 earned during the first quarter of 2015. Basic and diluted earnings per share for the first quarter of 2016 were $0.67 compared to $0.51 for the same period in 2015.

For the three months ended March 31, 2016, the Corporation’s core earnings or net interest income (NII) increased $217,000, or 3.7%. The increase in NII was caused by a $490,000, or 9.9% increase in loan interest income, primarily a result of the increase in the Prime rate in December 2015, which caused variable-rate loan income to increase. In addition, deposit costs decreased by $128,000, or 19.0%, and borrowings costs decreased by $75,000, or 22.1%. Partially offsetting these items, interest on securities decreased by $426,000, or 24.1%, from the first quarter of 2015, primarily related to an unexpected call on a U.S. Sub-Agency Corporate bond that resulted in accelerated amortization of $430,000. Absent this event, first quarter NII would have reflected a $647,000, or 11.0% increase over the first quarter of 2015.

The Corporation recorded a $50,000 credit provision in the first quarter of 2016, compared to provision expense of $200,000 for the first quarter of 2015, representing a $250,000 increase in income in 2016 compared to 2015. The decrease in provision expense compared to the prior year was primarily due to one commercial loan charge-off recorded in the first quarter of 2015 as well as improving risk factors and adjustments resulting in a lower required provision amount for 2016. Although loan growth was significant during the first quarter of 2016, the allowance for loan loss calculation indicated an excess allowance due to improving trends in delinquent, non-performing, and classified loans. The allowance as a percentage of total loans was 1.29% as of March 31, 2016, compared to 1.48% as of March 31, 2015.

The gain from sale of securities was $728,000 for the three months ended March 31, 2016, compared to $561,000 for the same period in 2015, representing a $167,000, or 29.8% increase. The Corporation was able to generate significant gains in the first quarter of 2016 primarily resulting from the low interest rate environment resulting in opportunities to sell securities to generate gains that support the financial performance of the Corporation.

Total operating expenses increased $332,000, or 5.4%, for the three months ended March 31, 2016, compared to the same period in 2015. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $269,000, or 7.3%, for the three months ended March 31, 2016, compared to the same period in 2015. The salary and benefit costs are elevated primarily due to additional personnel as well as increased benefit costs driven by higher health insurance premiums.

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ENB FINANCIAL CORP

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2016 were 0.84% and 8.01%, respectively, compared to 0.69% and 6.38% for the first quarter of 2015.

As of March 31, 2016, the Corporation had total assets of $924.8 million, up 7.2%; total stockholders’ equity of $96.9 million, up 2.4%; total deposits of $749.7 million, up 7.8%; and total loans of $544.8 million, up 12.9%, from the balances as of March 31, 2015.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from ten locations in northern Lancaster County and southeastern Lebanon County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	March 31,
	2016	2015	%
Balance Sheet (EOP)	$	$	Change

Securities	287,270	292,808	-1.9%
Total loans	544,784	482,626	12.9%
Allowance for loan losses	7,040	7,140	-1.4%
Total assets	924,821	862,715	7.2%
Deposits	749,731	695,607	7.8%
Total borrowings	76,350	70,478	8.3%
Stockholders' equity	96,874	94,606	2.4%

	Three Months Ended
	March 31,
	2016	2015
Income Statement	$	$

Net interest income	6,075	5,858
Provision (credit) for loan losses	(50)	200
Noninterest income	2,651	2,201
Noninterest expense	6,482	6,150
Income before taxes	2,294	1,709
Provision for income taxes	382	243
Net income	1,912	1,466

Per Share Data
Earnings per share	0.67	0.51
Dividends per share	0.27	0.27

Earnings Ratios
Return on average assets (ROA)	0.84%	0.69%
Return on average stockholders' equity (ROE)	8.01%	6.38%
Net interest margin	3.09%	3.13%
Efficiency ratio	76.17%	77.43%

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